CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 864 to Registration Statement No. 33-26305 on Form N-1A of our report dated March 23, 2018, relating to the financial statements and financial highlights of iShares Developed Real Estate Index Fund (formerly, BlackRock Developed Real Estate Index Fund) of BlackRock FundsSM (the “Fund”), appearing in the Annual Report on Form N-CSR of the Fund for the period ended January 31, 2018, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

May 29, 2018